UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

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[  ]  Preliminary Proxy Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[XX]  Definitive Proxy Statement
[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                               CONAGRA FOODS, INC.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
       ------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)


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


                                  CONAGRA FOODS

                                PROXY STATEMENT
                                       for
                               September 26, 2002
                          Annual Stockholders' Meeting
                             of ConAgra Foods, Inc.

CONAGRA FOODS
                                                         ConAgra Foods, Inc.
                                                         One ConAgra Drive
                                                         Omaha, NE 68102-5001
                                                         TEL: 402-595-4000

                                                         Bruce Rohde
                                                         Chairman and
                                                         Chief Executive Officer



Dear Stockholder:

         It's our pleasure to invite you to ConAgra Foods, Inc.'s Annual Meeting of Stockholders in Omaha on September 26, 2002. In the following pages you'll find information about the meeting plus a Proxy Statement.

         A brief reception will precede the meeting and management presentation, followed by a question and answer session for stockholders.

         If you can't be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Stockholders may also vote by telephone or via the Internet.

         Your prompt response is appreciated. In person or by proxy, your vote is important. Thank you!

                                                     Sincerely,

                                                     /s/ Bruce Rohde

                                                     Bruce Rohde


August 22, 2002

CONAGRA FOODS

                                                   ConAgra Foods, Inc.
                                                   One ConAgra  Drive
                                                   Omaha, NE 68102-5001
                                                   TEL: 402-595-4000

                                                   James P. O'Donnell
                                                   Executive Vice President, CFO
                                                   and Corporate Secretary

To ConAgra Foods, Inc. Stockholders:

         ConAgra Foods, Inc.'s Annual Stockholders' Meeting will be held on Thursday, September 26, 2002 at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m.

         Matters to be voted on at the meeting are:

         o    Election of Directors.

         o    Ratify appointment of independent auditors for fiscal 2003.

         Stockholders of record as of the close of business on July 31, 2002 are eligible to vote at the Annual Stockholders' Meeting.

         It's important that your shares be represented whether or not you plan to attend. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope. Stockholders may also vote by telephone or via the Internet. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

         Given the current business environment, we think it is important to point out some of ConAgra Foods' longstanding practices which have aligned the long term interests of shareholders and management. We have a history of neither repricing stock options nor providing loans to directors and executive officers. We also believe directors and executive officers should retain their stock through thick and thin. We believe these are significant differences between ConAgra Foods and many other public companies.

         To further our commitment to these principles, the Company enhanced insider stock trading restrictions and implemented additional corporate governance practices during the last fiscal year. In fiscal 2002:

o We formalized a prohibition on any stock sales by directors and executive officers until at least six months after leaving the Company or the board.
o We established a Corporate Governance Committee of the board of directors. The Corporate Governance Committee establishes and periodically reviews the Company's governance policies.
o We established a Corporate Nominating Committee of the board of directors. The Corporate Nominating Committee evaluates potential director candidates.

         Our Board and management recognize that good governance principles like these are important to generating and sustaining shareholder value over the long term.

         By order of the Board of Directors.

                                                     /s/ James P. O'Donnell

                                                     James P. O'Donnell


August 22, 2002

                               ConAgra Foods, Inc.
                                One ConAgra Drive
                           Omaha, Nebraska 68102-5001

                                 PROXY STATEMENT

          Annual Meeting of Stockholders to be held September 26, 2002
                  Proxy Solicitation by the Board of Directors

    This statement is furnished in connection with the Annual Meeting of Stockholders to be held at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m. on September 26, 2002. Stockholders of record at the close of business on July 31, 2002 will be entitled to vote at the meeting.

                                     PROXIES

    Your vote is very important. For this reason, the Board of Directors is requesting that you use the enclosed proxy card to vote your shares. If the accompanying proxy is executed, the shares represented by the proxy will be voted as specified. You may also vote your shares by delivering your proxy by telephone or via the Internet. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees. This Proxy Statement is being mailed to stockholders on or about August 22, 2002.

    If a broker, bank or other nominee holds your Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. If you hold certificate(s) in your own name as a holder of record, you may vote your Common Stock by signing, dating and mailing the proxy card in the postage paid envelope provided. Of course, you can always come to the meeting and vote your shares in person.

    You may revoke the proxy before the meeting, whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: James P. O'Donnell, Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska, 68102; to be effective, a mailed revocation must be received by the Secretary on or before September 25, 2002. A stockholder may attend the meeting in person, withdraw the proxy and vote in person.

                                VOTING SECURITIES

    The Company at July 31, 2002 had issued and outstanding 537,124,574 voting shares of Common Stock. Each share of Common Stock is entitled to one vote. There were no shares of voting Preferred Stock outstanding at July 31, 2002.

    The presence of a majority of the outstanding Common Stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

    The four nominees receiving the highest vote totals will be elected as Directors of ConAgra Foods, Inc. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors.

    All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.



                           VOTING SECURITIES OWNED BY
                            CERTAIN BENEFICIAL OWNERS

    The following stockholders report ownership of more than 5% of the Company's outstanding Common Stock:

                                     BENEFICIAL                PERCENT OF
NAME                                  OWNERSHIP                 CLASS
----                                  ---------                 -----
State Street Bank and Trust Company   37,505,363 (1)             7.0%
225 Franklin Street
Boston, MA 02110

AXA Financial, Inc.                   35,394,622 (2)             6.6%
1290 Avenue of the Americas
New York, NY 10104

(1)      Based on a Schedule 13G report filed February 5, 2002.
(2)      Based on a Schedule 13G report filed February 12, 2002.

                             VOTING SECURITIES OWNED
                       BY EXECUTIVE OFFICERS AND DIRECTORS

    The following table shows certain information on ConAgra Foods, Inc.'s Common Stock beneficially owned by directors and the executive officers named in the summary compensation table as of July 31, 2002. No director or executive officer beneficially owned 1% or more of ConAgra Foods, Inc.'s Common Stock, other than Mr. Batchelder, who may be deemed to beneficially own 1.7% of the outstanding Common Stock. The directors and all executive officers as a group beneficially owned 2.2% of ConAgra Foods, Inc.'s outstanding Common Stock. The shares shown as beneficially owned include shares which executive officers and directors are entitled to acquire pursuant to outstanding stock options exercisable within sixty days of July 31, 2002.

                                                              BENEFICIAL
NAME                    TITLE OF CLASS                       OWNERSHIP (1)
David H. Batchelder      Common Stock                          8,887,600
Mogens C. Bay            Common Stock                             64,000
Howard G. Buffett        Common Stock                              8,014
John T. Chain, Jr.       Common Stock                             35,800
Alice B. Hayes           Common Stock                             11,305
W. G. Jurgensen          Common Stock                                  0
Robert A. Krane          Common Stock                            130,012
Mark H. Rauenhorst       Common Stock                             38,366
Carl E. Reichardt        Common Stock                            107,200
Bruce Rohde              Common Stock                          1,224,377
Ronald W. Roskens        Common Stock                             97,800
Kenneth E. Stinson       Common Stock                             68,000
Kenneth W. Gerhardt      Common Stock                            147,733
Dwight J. Goslee         Common Stock                            317,267
Owen C. Johnson          Common Stock                            172,868
James P. O'Donnell       Common Stock                            312,036


Directors and Executive
Officers as a Group
(22 Persons)             Common Stock                         12,013,566

(1) Shares reported include shares owned by spouses of directors and executive officers; 8,887,600 shares held by an investment advisory firm, for which Mr. Batchelder is one of the managing members and may be deemed beneficial owner of the shares for certain purposes; 857 shares owned by a charitable foundation for which Mr. Rauenhorst is a director and disclaims beneficial ownership; and 2,253,940 shares which directors and executive officers are entitled to acquire pursuant to stock options exercisable within sixty days of July 31, 2002.

                     ITEM 1: BOARD OF DIRECTORS AND ELECTION

    The Company's Board of Directors is presently composed of twelve members, divided into three classes. Each class serves for three years on a staggered-term basis.

    The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director. Directors who are nominees for election at the 2002 Annual Stockholders' Meeting are listed first.

HOWARD  G.  BUFFETT  -  Nominee  -  Decatur,  Illinois
President of BioImages (photography and publishing) and President of Buffett Farms. Former Chairman of the Board of The GSI Group (manufacture of agricultural equipment) from June 1996 to August 2001. Director of Berkshire Hathaway, Inc., Coca Cola Enterprises Inc., and Lindsay Manufacturing Co. Mr. Buffett has been a director since January 25, 2002. His current term expires September 26, 2002. He is 47 years of age.

JOHN T. CHAIN,  JR. - Nominee - Fort Worth,  Texas
Chairman of the Thomas Group (international management consulting). Retired General, United States Air Force, former Commander-in-Chief of the Strategic Air Command. Director of RJ Reynolds Tobacco, Inc., Kemper Insurance Companies and Northrup Grumman, Inc. Mr. Chain has been a director since May 4, 2001. His current term expires September 26, 2002. He is 67 years of age.

RONALD W. ROSKENS - Nominee - Omaha,  Nebraska
President of Global Connections, Inc. (international business consulting). Head of U.S. Agency for International Development from 1990 until December 1992. President of University of Nebraska from 1977 to 1989. Mr. Roskens has been a director since December 3, 1992. His current term expires September 26, 2002. He is 69 years of age.

KENNETH E.  STINSON - Nominee - Omaha,  Nebraska
Chairman and Chief Executive Officer of Peter Kiewit Sons', Inc. (construction and mining). Director of Valmont Industries, Inc., Kiewit Materials Co., and Level 3 Communications, Inc. Mr. Stinson has been a director since December 12, 1996. His current term expires September 26, 2002. He is 59 years of age.


The following directors serve for terms that expire after 2002:

DAVID H.  BATCHELDER  - San  Diego,  California
Managing Member of Relational Investors LLC (investment advisory firm) and Chairman of Batchelder & Partners, Inc. (investment advisory and consulting firm). Director of Apria Healthcare Group, Inc., Nuevo Energy Company, and Washington Group International, Inc. Mr. Batchelder has been a director since August 2, 2002. His current term expires September 25, 2003. He is 53 years of age.

MOGENS C. BAY - Omaha,  Nebraska
Chairman and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997. Director of Peter Kiewit Sons', Inc. and Level 3 Communications, Inc. Mr. Bay has been a director since December 12, 1996. His current term expires September 23, 2004. He is 53 years of age.

ALICE B. HAYES - San Diego,  California
President of the University of San Diego since 1995. Executive Vice President and Provost of Saint Louis University from 1989 to 1995. Director of Jack in the Box, Inc. and Pulitzer, Inc. Ms. Hayes has been a director since August 3, 2001. Her current term expires September 23, 2004. She is 64 years of age.

W.G.  JURGENSEN - Columbus,  Ohio
Chief  Executive  Officer of Nationwide  Mutual  Insurance  Company since August
2000. Executive Vice President of Bank One Corporation from 1998 to 2000. Executive Vice President of First Chicago NBD Corporation from 1996 to 1998. Director of Nationwide Financial Services, Inc. Mr. Jurgensen has been a director since August 2, 2002. His current term expires September 23, 2004. He is 51 years of age.

ROBERT A. KRANE - Denver, Colorado
Consultant, KRA, Inc. from September 1990 to 1998; Retired President, Chief Executive Officer and Director of Central Bancorporation, Inc. from June 1988 until January 1990; President, COO and Director of Central Bancorporation, 1986 to 1988; Vice Chairman and Director of Norwest Corporation, 1982 to 1985; President and Director of Norwest Corporation, 1981 to 1982. Mr. Krane has been a director since July 20, 1982. His current term expires September 25, 2003. He is 68 years of age.

MARK H. RAUENHORST - Minnetonka, Minnesota
President and CEO of Opus Corporation (commercial real estate development and construction). Director of Graco, Inc. Mr. Rauenhorst has been a director since May 4, 2001. His current term expires September 25, 2003. He is 49 years of age.

CARL E. REICHARDT - San Francisco, California
Vice Chairman of Ford Motor Company since October 2001. Retired Chairman of the Board of Directors of Wells Fargo & Company since 1994. Director of HCA-The Healthcare Company, Ford Motor Co., McKesson HBOC, Inc. and Newhall Management Corporation. Mr. Reichardt has been a director since March 1, 1993. His current term expires September 23, 2004. He is 71 years of age.

BRUCE ROHDE  -- Omaha, Nebraska
President of ConAgra Foods, Inc. since August 1996, Chief Executive Officer of ConAgra Foods, Inc. since September 1997 and Chairman of the Board of ConAgra Foods, Inc. since September 1998. Mr. Rohde has been a director since August 26, 1996. His current term expires September 25, 2003. He is 53 years of age.

    It is intended that proxies will be voted "FOR" the election of the above-indicated nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.


                      DIRECTORS' MEETINGS AND COMPENSATION

    The Board of Directors meets on a regularly scheduled basis. During fiscal 2002, the Board met nine times. The Board of Directors has adopted the ConAgra Foods Corporate Governance Principles. The principles address the qualification and selection of board members, board leadership, board structure and board processes. The Corporate Governance Principles are available on our website at www.conagrafoods.com.

    The Board of Directors has assigned certain responsibilities to specific committees. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the financial statements of the Company, (2) the independence and performance of the Company's independent auditors and internal auditing department, and (3) the compliance by the Company with legal and regulatory requirements. The Committee acts under a written charter adopted by the Board of Directors. The Audit Committee met eight times during fiscal 2002. In addition, the Chairman of the Audit Committee had periodic conversations with Company management and representatives of Deloitte & Touche during the fiscal year. For further information, see "Audit Committee Report". Members of the Audit Committee are Robert A. Krane (Chairman), Mogens
C. Bay and Kenneth E. Stinson.

     The Corporate Affairs Committee advises ConAgra Foods, Inc. management on internal and external factors and relationships affecting the Company's image, reputation, objectives and strategies. Focus areas include communications, marketing, economics, government, regulation, sustainable development, community affairs and stockholder relations. During fiscal 2002, the Corporate Affairs Committee met five times. Members of the Corporate Affairs Committee are Howard
G. Buffett (Chairman), Alice B. Hayes and Mark H. Rauenhorst.

     The Human Resources Committee reviews and approves the compensation of employees above a certain position level, reviews proposals relating to incentive compensation and benefit plans, and administers compensation plans presently in effect for such employees. During fiscal 2002, the Human Resources Committee met six times. Members of the Human Resources Committee are Carl E. Reichardt (Chairman), John T. Chain, Jr. and Ronald W. Roskens.

     The Corporate Governance Committee considers and makes recommendations to the board concerning the appropriate size, functions and policies of the board, the size and functions of the various committees of the board, and the corporate governance principles of ConAgra Foods. The Corporate Governance Committee was formed in February 2002 and met once during fiscal 2002. Members of the Corporate Governance Committee are John T. Chain, Jr. (Chairman), Mogens C. Bay, Alice B. Hayes and Kenneth E. Stinson.

    The Nominating Committee identifies qualified candidates for membership on the board, proposes to the board a slate of directors for election by the stockholders at each annual meeting, and proposes to the board candidates to fill vacancies on the board. The Nominating Committee will consider candidates recommended by stockholders; written suggestions for nominees should be sent to the Secretary of the Company. Stockholder nominations must comply with applicable provisions of the Company's bylaws; see "Fiscal 2003 Stockholder Proposals". The Nominating Committee was formed in February 2002 and met once during fiscal 2002. Members of the Nominating Committee are Ronald W. Roskens (Chairman), Howard G. Buffett and Carl E. Reichardt.

     The Executive Committee generally has authority to act on behalf of the Board of Directors between meetings. The Executive Committee did not meet during fiscal 2002. Members of the Executive Committee are Bruce Rohde (Chairman), Robert A. Krane and Carl E. Reichardt.

    For their services on the Board, non-employee directors are paid $50,000 per year. The Chairmen of the Human Resources, Audit, Corporate Affairs, Nominating and Corporate Governance Committees are paid an additional $25,000 per year. Each non-employee director is paid $1,500 per meeting attended. Mr. Krane was paid an additional one-time $40,000 special assignment fee during fiscal 2002 for his extraordinary services in connection with the Audit Committee investigation of accounting matters at the Company's UAP subsidiary. Each non-employee director earns a grant of 1,800 shares of ConAgra Foods, Inc. Common Stock per year under the ConAgra Foods, Inc. 2000 Stock Plan. Non-employee directors also earn an annual grant of non-statutory options exercisable at fair market value on date of grant to acquire 9,000 shares of ConAgra Foods, Inc. Common Stock under the ConAgra Foods, Inc. 2000 Stock Plan. Directors are also eligible to participate in the ConAgra Foods medical plan on the same basis as ConAgra Foods employees.

    Mr. Buffett serves at the request of the Company on the governing boards of three joint ventures: a joint venture between South Africa based Tiger Oats and ConAgra Foods for the manufacture and sale of malt products on multiple continents, in which ConAgra Foods has a 50% interest, and a U.S. based venture for environmental research and development, in which ConAgra Foods has a 50% interest; Mr. Buffett receives $50,000 per annum from each of these ventures for his services. Mr. Buffett also serves on the board of an India based venture for the manufacture and sale of edible oil and bean products, in which ConAgra Foods has a 33% interest; Mr. Buffett receives $50,000 per annum from the Company for his services.

    All directors of ConAgra Foods, Inc. are eligible to participate in the Directors' Charitable Award Program, in which each director is entitled to name one or more tax-exempt organizations to which ConAgra Foods, Inc. will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. A director is vested in the Program upon completion of three years of service as a director or upon the death, disability or mandatory retirement of such director. ConAgra Foods, Inc. maintains insurance on the lives of its directors to fund the Program. Directors derive no personal financial benefit from the Program since any insurance proceeds and the tax-deductible donations accrue solely to the benefit of ConAgra Foods, Inc.

    ConAgra Foods enters into many lease agreements for land, buildings, and equipment at competitive market rates, and some of the lease arrangements are with Opus Corporation or its affiliates. Mark Rauenhorst, a director of ConAgra Foods, is a beneficial owner and director of Opus Corporation. The agreements relate to the leasing of land and buildings for ConAgra Foods. ConAgra Foods occupies the buildings pursuant to long term leases with Opus Corporation and its affiliates, some of which contain various termination rights and purchase options. Leases effective in fiscal 2002 require annual lease payments by ConAgra Foods of approximately $19 million. Opus Corporation had revenues of approximately $1.3 billion in 2001. ConAgra Foods has leased or expects to lease additional facilities, which are under construction or recently completed, in fiscal 2003 from Opus Corporation or its affiliates for annual lease payments of approximately $2.4 million. The lease payments will include the lessor's borrowing costs for construction funds. ConAgra Foods in fiscal 2002 provided construction financing at the company's short term borrowing rates which were lower rates than the lessor would obtain from other lending sources. The construction financing for each facility is provided for a period of less than a year, secured by a mortgage on the facility, and repaid in full to the company following the commencement of the lease. During fiscal 2002, the construction financing provided by the Company to Opus Corporation or its affiliates totaled approximately $41 million; all such amounts were repaid by August 14, 2002.

                             EXECUTIVE COMPENSATION
    The following Summary Compensation Table shows compensation paid by ConAgra Foods, Inc. for services rendered during fiscal years 2002, 2001 and 2000 for the Chief Executive Officer and the next four highest compensated executive officers of ConAgra Foods, Inc.

                           SUMMARY COMPENSATION TABLE

                      Annual Compensation           Long-Term Compensation

Name/                                                Restricted      Option     LTIP        All Other
Principal Position       Fiscal   Salary    Bonus    Stock Awards     Grants   Payouts     Compensation
                          Year     ($)       ($)     (1)(3) ($)      (3) (#)    (3) ($)      (2) ($)
Bruce Rohde               2002   950,267   2,969,000      0        1,054,560   1,930,910     120,150
Chairman &                2001   950,472           0      0          300,000           0      31,122
Chief Executive           2000   950,705   2,440,000      0          225,840   1,185,660     103,588
Officer

Dwight J. Goslee          2002   494,273     781,625      0          226,520     643,637      36,354
Executive Vice President, 2001   411,538     150,000   482,500        20,000           0      14,480
Operations Control        2000   350,925     363,380      0           37,640     197,610      22,459
& Development

James P. O'Donnell        2002   450,000     575,100      0          151,520     643,637      33,930
Executive Vice            2001   450,000           0      0           20,000           0      15,846
President, Chief          2000   405,366     404,330      0           75,280     395,220      26,031
Financial Officer,
Corporate Secretary

Owen C. Johnson           2002   444,353      567,725     0          226,520     643,637      34,834
Executive Vice President, 2001   400,000         0        0           20,000           0      14,832
Human Resources and       2000   360,929      370,900     0           37,640     197,610      23,202
Administration

Kenneth W. Gerhardt       2002   360,000      460,080     0           90,760     321,818      26,388
Senior Vice President,    2001   360,000         0        0           15,000           0      12,649
Chief Information         2000   329,419      372,200     0           37,640     197,610      22,368
Officer

(1) Mr. Goslee received a restricted stock award of 25,000 shares on February 27, 2001 which vest 100% on February 27, 2006 and immediately upon death, total disability or change in control. Under ConAgra Foods, Inc.'s long-term senior management incentive program, certain awards are made in restricted stock equivalent units (see footnote 3 below). The executive receives dividends on the restricted stock and equivalent units. At the end of fiscal 2002, the aggregate restricted (unvested) stock and / or equivalent holdings, valued at the closing price of ConAgra Foods, Inc. Common Stock at May 26, 2002 without giving effect to the diminution of value attributable to the restrictions on such stock or units were: Mr. Rohde - $3,262,605 (131,769 shares/units); Mr. Goslee - $681,644 (33,628 shares/units); Mr. O'Donnell - $349,787 (17,256 shares/units); Mr. Johnson - $966,174 (47,665 shares/units); and Mr. Gerhardt - $1,172,198 (57,829 shares/units). These shares cannot be sold until at least six months after the individual leaves the Company.
(2) Amounts represent contributions by ConAgra Foods, Inc. to its qualified and nonqualified 401(k) plans plus the dollar value for term life insurance premiums. Fiscal year 2002 life premium values are as follows: Mr. Rohde, $2,580; Mr. Goslee, $2,578; Mr. O'Donnell, $3,177; Mr. Johnson, $4,475; and Mr.
Gerhardt, $1,786.
(3) Prior to fiscal 1999, awards under ConAgra Foods, Inc.'s long-term senior management incentive program were generally paid 50% in restricted stock and 50% in cash (and reported in the restricted stock awards and LTIP payout columns, respectively). Beginning in fiscal 1999, an amount equal to approximately 50% of the award has been paid in restricted stock equivalent units, and in lieu of cash a separate grant of stock options is made (exercisable at the market price on the date of grant) equal to four times the number of restricted stock units. Both the restricted stock units and the options vest over a period of years. For fiscal 2002 LTIP payouts, restricted stock units vest over five years and options vest over three years. The options are issued following the end of the fiscal year in which earned (July 2002 for any fiscal 2002 grants) but are based on services performed in the completed fiscal year and any such grants in July 2002 are reported above and in the Option Grant Table as fiscal 2002 grants. Beginning in fiscal 2000, long-term senior management incentive program payouts are reflected above in the LTIP payout column (for the value of restricted stock equivalent units) and in the option grants column.

     The following table sets forth information on grants of stock options during the last fiscal year to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 2002.

                       OPTION GRANTS FOR FISCAL YEAR 2002

--------------------------------------------------------------------------------------------- -------------------



                                      Individual Grants                                        Grant Date Value
--------------------------------------------------------------------------------------------- -------------------

                                                % of Total
                                 Options      Option Grants      Per Share                    Grant Date Present
                                 Granted       To Employees       Exercise      Expiration           Value
                                             For Fiscal 2002     Price ($)         Date             ($) (3)
------------------------------ ------------ ------------------ -------------- --------------- -------------------
Bruce Rohde (1)                    750,000        7.35%            22.00         9/27/2011              3,807,750
------------------------------ ------------ ------------------ -------------- --------------- -------------------

Bruce Rohde (2)                    304,560        2.98%            25.36         7/12/2012              1,772,539
------------------------------ ------------ ------------------ -------------- --------------- -------------------

Dwight J. Goslee (1)               125,000        1.22%            22.00         9/27/2011                634,625
------------------------------ ------------ ------------------ -------------- --------------- -------------------

Dwight J. Goslee (2)               101,520        0.99%            25.36         7/12/2012                590,846
------------------------------ ------------ ------------------ -------------- --------------- -------------------

James P. O'Donnell (1)              50,000        0.49%            22.00         9/27/2011                253,850
------------------------------ ------------ ------------------ -------------- --------------- -------------------

James P. O'Donnell (2)             101,520        0.99%            25.36         7/12/2012                590,846
------------------------------ ------------ ------------------ -------------- --------------- -------------------

Owen C. Johnson (1)                125,000        1.22%            22.00         9/27/2011                634,625
------------------------------ ------------ ------------------ -------------- --------------- -------------------

Owen C. Johnson (2)                101,520        0.99%            25.36         7/12/2012                590,846
------------------------------ ------------ ------------------ -------------- --------------- -------------------

Kenneth W. Gerhardt (1)             40,000        0.39%            22.00         9/27/2011                203,080
------------------------------ ------------ ------------------ -------------- --------------- -------------------

Kenneth W. Gerhardt (2)             50,760        0.50%            25.36         7/12/2012                295,423
------------------------------ ------------ ------------------ -------------- --------------- -------------------

(1) These options were granted on September 27, 2001 at the then fair market price of ConAgra Foods, Inc.'s Common Stock. These options become exercisable in 20% annual installments commencing September 27, 2001. The options become immediately exercisable upon death, change in control of the company (as defined in the Stock Plan) or retirement. Shares acquired on exercise of the options are restricted for one year in case of voluntary termination and in certain involuntary termination situations as determined by the Human Resources Committee. In addition, these beneficial owners may not sell the stock issued pursuant to these options until at least six months after the individual leaves the Company.
(2) These options were granted on July 12, 2002 at the then fair market price of ConAgra Foods, Inc.'s Common Stock. The options become exercisable as to 40% of the shares on the first anniversary, 30% of the shares on the second anniversary, and 30% of the shares on the third anniversary of the grant. The options become immediately exercisable upon death, change in control of the Company (as defined in the Stock Plan) or retirement. These options were granted in July 2002 (fiscal 2003) but were awarded based upon fiscal 2002 performance and therefore are shown with fiscal 2002 compensation information. In addition, these beneficial owners may not sell the stock issued pursuant to these options until at least six months after the individual leaves the Company.
(3) The estimated grant date present value reflected in the above table is determined pursuant to SEC regulations using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the option grants reflected in the above table include the following for the options granted September 27, 2001: (1) exercise price of the options ($22.00) equal to the fair market value of the underlying stock on the date of grant; (2) expected average option life of six years; (3) dividend yield of 3.85%; (4) risk-free interest rate of 4.52%; and (5) expected volatility of 29.0%; and for the options granted 7/12/02: (1) exercise price of the options ($25.36) equal to the fair market value of the underlying stock on the date of grant; (2) expected average option life of six years; (3) dividend yield of 3.85%; (4) risk-free interest rate of 4.46%; and (5) expected volatility of 29.0%. The ultimate value of the grants will depend on the future market price of the Company's Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

     The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase ConAgra Foods, Inc.'s Common Stock for the executive officers named in the Summary Compensation Table.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2002
                            AND FY-END OPTION VALUES

----------------------- --------------- -------------- -------------------------------- --------------------------------
                                                            Unexercised Options             Value of Unexercised
                                                               Held at FY-End               In-the-Money Options
                                                                  (#) (2)                   At FY-End ($) (2) (3)
----------------------- --------------- -------------- -------------------------------- --------------------------------
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
                            Shares
                           Acquired     Value Realized
                         On Exercise       ($) (1)       Exercisable    Unexercisable    Exercisable     Unexercisable
                             (#)                                                             ($)              ($)
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
Bruce Rohde                          0               0         836,141        1,029,741      1,631,266         3,067,892
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------

Dwight J. Goslee                15,000          98,750         148,566          148,623        587,028           406,036
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------

James P. O'Donnell              18,000          75,299         170,879          115,247        827,381           325,352
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------

Owen C. Johnson                      0               0          88,172          159,660        155,691           406,036
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------

Kenneth W. Gerhardt                  0               0          85,028           82,624        101,251           207,076
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------

(1) Value realized is the difference between the closing price of ConAgra Foods, Inc.'s Common Stock at the time of exercise and the exercise price of the options multiplied by the number of shares.
(2) Does not include options granted
in fiscal 2003 based upon fiscal 2002 performance. Such options were not outstanding at fiscal 2002 year end.
(3) Value shown is the difference between the closing price of ConAgra Foods, Inc.'s Common Stock on the last trading day of fiscal 2002 and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.



    The following table provides information concerning participation units approved by the Human Resources Committee (the "Committee") for the executive officers named in the Summary Compensation Table under the long-term senior management incentive program. The long-term senior management incentive program rewards participants, including executive officers, based on ConAgra Foods, Inc.'s ability to increase earnings per share, with awards at target levels. The Committee selects participants, including executive officers, on an annual basis, and the participants are eligible to share in an award pool capped at 8% of ConAgra Foods, Inc.'s excess after-tax earnings over and above a minimum 5% compound growth rate from a five-year average earnings base. Payouts for the long-term program beginning in fiscal 2003 will be made in restricted share equivalent units, and stock options (or alternatively in cash vesting over a period of years). The target award reflected below is based on a Committee approved growth rate over the base year, with awards at target levels.

                           LONG-TERM INCENTIVE AWARDS
------------------------- ------------------- ------------------- -------------------------------------------------
                                                                             Estimated Future Payouts


------------------------- ------------------- ------------------- ------------- -------------------- --------------
                                                Performance or
                              Number of       other Period Until
                          Shares, Units or       Maturation or     Threshold          Target            Maximum
                            Other Rights            Payout            (#)               (#)               (#)
------------------------- ------------------- ------------------- ------------- -------------------- --------------
Bruce Rohde                      12                   (1)              0            67,200 (1)            N/A
------------------------- ------------------- ------------------- ------------- -------------------- --------------

                                                                                    268,800 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------

Dwight J. Goslee                  4                   (1)              0            22,400 (1)            N/A
------------------------- ------------------- ------------------- ------------- -------------------- --------------

                                                                                    89,600 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------

James P. O'Donnell                4                   (1)              0            22,400 (1)            N/A
------------------------- ------------------- ------------------- ------------- -------------------- --------------

                                                                                    89,600 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------

Owen C. Johnson                   4                   (1)              0            22,400 (1)            N/A
------------------------- ------------------- ------------------- ------------- -------------------- --------------

                                                                                    89,600 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------

Kenneth W. Gerhardt               2                   (1)              0            11,200 (1)            N/A
------------------------- ------------------- ------------------- ------------- -------------------- --------------

                                                                                    44,800 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------

(1) Amount represents the target number of the share equivalent units under the program and is dependent on both earnings and stock price. See description above. Any share equivalent units issued under the program are restricted and will be issued under ConAgra Foods stock plans. The participants receive Common Stock dividend cash equivalents on the share equivalents. The share equivalent units vest on the fifth anniversary of issuance, or earlier upon death, normal retirement, permanent disability, or change in control. If a participant terminates employment, the share equivalent units vest 20% per year of employment post-issuance, unless the termination was for cause. Vested units are paid in shares of Common Stock.
(2) Amount represents the target number of non-qualified stock options which may be issued in connection with the incentive program and is dependent on both earnings and stock price. A cash award of equal value may be substituted, which would vest 20% per year, and be used to purchase stock when vested. Any options will be issued under ConAgra Foods stock plans, and will be exercisable at the market price of ConAgra Foods, Inc. Common Stock on the date of grant.

                      BENEFIT PLANS AND RETIREMENT PROGRAMS

    ConAgra Foods, Inc. maintains a non-contributory defined benefit pension plan for all eligible employees. Certain ConAgra Foods, Inc. employees, including executive officers, participate in a supplemental retirement plan designed to provide pension benefits to which such persons would be entitled, but for the limit on the maximum annual benefits payable under the Employee Retirement Income Security Act of 1974 and the limit under the Internal Revenue Code on the maximum amount of compensation which may be taken into account under ConAgra Foods, Inc.'s basic defined benefit pension plan.

    The following table shows typical annual benefits computed on the basis of a straight life annuity payable on a combined basis under the basic pension program and the supplemental retirement plan, based upon retirement in 2002 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are not subject to reduction for social security or other offset amounts.

                               PENSION PLAN TABLE

---------------------- ---------------------------------------------------------------------------------------------------------
                            Credited Years of Service
---------------------- ---------------------------------------------------------------------------------------------------------
Final Average
Remuneration                 10             15              20            25             30              35            40
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

          $50,000           $5,500         $8,200        $10,900         $13,700       $16,400        $19,100         $21,900
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

          100,000           12,700         19,000         25,300          31,700        38,000         44,300          50,700
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

          150,000           19,900         29,800         39,700          49,700        59,600         69,500          79,500
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

          200,000           27,100         40,600         54,100          67,700        81,200         94,700         108,300
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

          250,000           34,300         51,400         68,500          85,700       102,800        119,900         137,100
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

          500,000           70,300        105,400        140,500         175,700       210,800        245,900         281,100
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

        1,000,000          142,300        213,400        284,500         355,700       426,800        497,900         569,100
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

        1,500,000          214,300        321,400        428,500         535,700       642,800        749,900         857,100
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

        2,000,000          286,300        429,400        572,500         715,700       858,800      1,001,900       1,145,100
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

        2,500,000          358,300        537,400        716,500         895,700     1,074,800      1,253,900       1,433,100
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

        3,000,000          430,300        645,400        860,500       1,075,700     1,290,800      1,505,900       1,721,100
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

        3,500,000          502,300        753,400      1,004,500       1,255,700     1,506,800      1,757,900       2,009,100
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

        4,000,000          574,300        861,400      1,148,500       1,435,700     1,722,800      2,009,900       2,297,100
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

        4,500,000          646,300        969,400      1,292,500       1,615,700     1,938,800      2,261,900       2,585,100
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

        5,000,000          718,300      1,077,400      1,436,500       1,795,700     2,154,800      2,513,900       2,873,100
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------

    Benefits under these plans are based on credited years of service and final average remuneration (generally the highest five consecutive years of compensation out of the last ten years of service for ConAgra Foods, Inc.). Covered compensation includes salary and normal bonus. As of May 26, 2002, the named executive officers who participate in the defined benefit pension plan had the following credited years of service: Mr. Rohde, 13 years; Mr. Goslee, 16 years; Mr. O'Donnell, 23 years; Mr. Johnson, 3 years; and Mr. Gerhardt, 4 years.

    ConAgra Foods, Inc. has conditional employment agreements with certain officers, including all executive officers named in the summary compensation table. The employment agreements require the individuals to support the position of the Board of Directors with respect to any event by which another entity would acquire effective control of ConAgra Foods, Inc. (as defined in the agreements) through a tender offer or otherwise. In consideration of this promise, ConAgra Foods, Inc. agrees to employ the individual for three years after the event by which another entity acquires effective control of ConAgra Foods, Inc. During that three year period, the individual would receive annually an amount not less than the individual's current annual compensation, plus the greater of (i) the individual's maximum allowable target short-term incentive compensation (as defined in the agreement) or (ii) the individual's highest short-term incentive award during the prior three fiscal years, plus an amount equal to the individual's highest per unit award under the long-term compensation plan made during the three fiscal years immediately preceding such acquisition of control multiplied by the number of participation units for the current fiscal year. In addition, the individual would be entitled to those retirement benefits receivable had the individual worked to normal retirement age.

    ConAgra Foods, Inc. must satisfy this obligation through a trust payable to the employee beginning at retirement age. If the employee is involuntarily terminated or constructively terminated (as defined in the agreements) during the three year employment period, ConAgra Foods, Inc. is required to pay the individual the amount of annual and incentive compensation described above for any remainder of the three year period plus a full year's compensation and maximum incentive payments, and shall also be obligated to provide the described retirement benefits through a trust.

    In addition, the employee shall receive an amount equal to the difference between the highest tender offer price by the acquiring entity over the closing price of ConAgra Foods, Inc. Common Stock on the date of termination, multiplied by the number of ConAgra Foods, Inc. shares owned by the employee on the date of termination (including for this purpose, options granted under Stock Plans.) If the employee voluntarily terminates during the three-year period, ConAgra Foods, Inc. remains obligated to make the previously described retirement payments and the payments described in the preceding sentence. ConAgra Foods, Inc. is also required to make a gross-up payment to the employee if any payment to the employee is subject to an excise tax under Section 4999 of the Internal Revenue Code.

    ConAgra Foods, Inc. adopted in 1989 the ConAgra Foods, Inc. Incentives and Deferred Compensation Change in Control Plan. Under this plan, in the event of a change in control of ConAgra Foods, Inc. (as defined in the plan), all benefits, payments and deferred compensation under ConAgra Foods, Inc.'s various incentive, bonus, deferred compensation and similar arrangements, for all employees participating under the applicable plans, become immediately non-forfeitable. In addition, a participant under any of the plans who is terminated after a change in control shall receive a pro rata benefit based on the portion of the year for which the participant was employed.

    ConAgra Foods, Inc. and Mr. Rohde are parties to an employment agreement effective August 26, 1996. Mr. Rohde receives as compensation (1) a base salary of not less than $750,000 per annum, (2) participation in ConAgra Foods, Inc.'s Executive Annual Incentive Plan with a target bonus of not less than 80% of base salary and (3) participation in the Long-Term Senior Management Incentive Program. Mr. Rohde received on August 26, 1996 an award of 200,000 (post-1997 stock split) restricted shares vesting at the rate of 10% per year and an option to acquire 200,000 (post-1997 stock split) shares of stock exercisable at fair market value on the date of grant and vesting at the rate of 20% per annum. If Mr. Rohde is terminated without cause or voluntarily terminates with good reason (all as defined in the employment agreement), his then current base salary continues for a period of 24 months and all options and restricted shares immediately vest. The options and restricted shares also vest upon death or permanent disability. The employment agreement imposes certain noncompetition and confidentiality agreements on Mr. Rohde.

                        HUMAN RESOURCES COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

    ConAgra Foods, Inc.'s executive compensation plans are administered by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee is composed of non-employee directors. The Committee has the responsibility to establish, review and change the compensation programs for ConAgra Foods, Inc.'s executive officers.

ConAgra Foods, Inc.'s Compensation Philosophy

    ConAgra Foods, Inc.'s compensation philosophy has been consistent. The Committee established ConAgra Foods, Inc.'s long-term executive compensation plans with a view that benefits payable under short-term incentive plans are geared to performance in the current fiscal year, while benefits payable under the long-term incentive plans are designed to motivate executives for measured performance over time.

    The Committee believes ConAgra Foods, Inc.'s management should hold a significant ownership in ConAgra Foods, Inc. Common Stock. Such stock ownership is expected to result in executive decision-making which is in the best long-term interests of ConAgra Foods, Inc. and its stockholders. ConAgra Foods has taken steps which cause management to hold stock throughout their employment. The Committee has structured ConAgra Foods, Inc.'s long-term incentives to be primarily stock-based.

    ConAgra Foods, Inc.'s executive compensation consists of three components: base salary, short-term incentives and long-term incentives. The Committee approved and administered the executive compensation programs within each of these components during fiscal 2002.

    The Committee has reviewed ConAgra Foods, Inc.'s compensation plans in light of Internal Revenue Code provisions relating to the disallowance of deductions for nonperformance-based remuneration in excess of $1,000,000 to certain executive officers. The Committee intends to structure ConAgra Foods, Inc.'s executive compensation plans so that payments thereunder will generally be fully deductible. However, ConAgra Foods, Inc. may occasionally grant restricted shares or compensation in excess of $1,000,000 for specific reasons which would not qualify as deductible performance-based remuneration.

Base Salary

    The Committee establishes the salary ranges for executive positions considering the median pay for similar positions in the food industry. The base salary for each executive officer is established based on individual performance and contribution to the profitability of ConAgra Foods, Inc., considering the competitiveness of the total compensation package. The Committee periodically uses outside consultants and published compensation survey data to review competitive rates of pay and establish salary ranges. There was no change in Mr. Rohde's base salary in fiscal 2002.

Short-Term Incentives

    The Committee believes that an executive's contribution toward achieving ConAgra Foods, Inc.'s growth in earnings per share and annual operating profit plans should form the basis for short-term incentives. The Committee establishes performance goals at the beginning of each fiscal year tied to the attainment of annual company-wide or business unit profit plans. Executive officers are assigned threshold and target short-term bonus award opportunities. The short-term incentive target, plus base salary, is intended to provide a fully competitive annual cash compensation program for ConAgra Foods, Inc.'s executives when business and individual goals are met. The short-term incentive for ConAgra Foods, Inc.'s executive officers in fiscal 2002 was established under the Executive Annual Incentive Plan, which stockholders approved in 2000.

    Mr. Rohde's annual bonus for fiscal 2002 was based on attainment of goals established by the Committee at the beginning of the fiscal year. The target goals for fiscal 2002 were based on achievement of earnings per share objectives for ConAgra Foods, Inc. The target goals for fiscal 2001 were not attained and no short-term incentives were paid for fiscal 2001 performance.

Long-Term Incentives

    ConAgra Foods, Inc.'s long-term incentives for executive officers are provided through a long-term senior management incentive program and stock plans adopted in 1985, 1990, 1995 and 2000.

    The long-term senior management incentive program rewards participants, including executive officers, based on ConAgra Foods, Inc.'s ability to increase earnings per share, with awards at target levels. The Committee selects participants, including executive officers, on an annual basis, and the participants are eligible to share in an award pool capped at 8% of ConAgra Foods, Inc.'s excess after-tax earnings over and above a minimum 5% compound growth rate from a five-year average earnings base. The award for fiscal 2002 was issued in the form of restricted share equivalent units, vesting generally on the fifth anniversary of issuance, and stock options. The Chief Executive Officer participated in the long-term senior management incentive program during fiscal 2002 at an award level generally equal to three times the award level of the next highest executive officer named in the Summary Compensation Table. This higher level of participation reflects the Committee's judgment as to the duties and responsibilities required of the Chief Executive Officer position and his expected contributions to the Company's profitability. The Chief Executive Officer's participation in the program for fiscal 2002 resulted in the issuance of 76,140 restricted stock equivalent units and the grant of 304,560 options. The target levels were not attained in fiscal 2001 and no payments were made under the long-term senior management incentive program for fiscal 2001 performance.

    The Committee also administers ConAgra Foods, Inc.'s stock plans, which authorize various stock-based incentives, including grants of stock options and restricted stock. The Committee generally grants options on an annual basis in the range of 1% to 1.5% of ConAgra Foods, Inc.'s outstanding Common Stock. During fiscal 2002, options were granted to 1,978 ConAgra Foods, Inc. employees, including all of ConAgra Foods, Inc.'s executive officers. The Committee grants stock options at the prevailing market price of ConAgra Foods, Inc.'s Common Stock and such options therefore have value only if ConAgra Foods, Inc.'s stock price increases. The Committee does not reprice options. Beginning in fiscal 2003, options will vest as to 40% of the shares at the first anniversary of grant, 30% at the second anniversary, and 30% at the third anniversary. The Committee granted 750,000 non-qualified options to the Chief Executive Officer in September 2001 based on its review of competitive option grants and its judgment that option grants to the Chief Executive Officer had been below competitive levels for a number of years, and its recognition of the results achieved by the Chief Executive Officer in connection with the repositioning of the Company for the future.

                  ConAgra Foods, Inc. Human Resources Committee
                           Carl E. Reichardt, Chairman
                               John T. Chain, Jr.
                                Ronald W. Roskens

                             AUDIT COMMITTEE REPORT

         The Audit Committee is composed of three directors, each of whom meets the independence and experience requirements of the New York Stock Exchange. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the financial statements of the Company, (2) the independence and performance of the Company's independent auditors and internal audit department, and (3) compliance by the Company with legal and regulatory requirements. The Committee acts under a written charter, adopted by the Board of Directors, a copy of which was included in the Company's 2001 proxy statement.

         ConAgra Foods' management is responsible for the Company's financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee oversees the Company's financial reporting process and internal controls on behalf of the Board of Directors.

         Pursuant to the Audit Committee charter, the Committee has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Committee in its functions. During fiscal 2001 and 2002, the Committee undertook an investigation of certain accounting practices at the Company's United Agri Products subsidiary, and retained special counsel in connection with such investigation. The investigation resulted in a June 2001 restatement of the Company's financial statements for fiscal years 1997-2000.

         During the last fiscal year, the Audit Committee met and held discussions with representatives of ConAgra Foods management, its internal audit staff, and Deloitte & Touche, independent auditors. Representatives of financial management, the internal audit staff, and the independent auditors have unrestricted access to the Audit Committee and periodically meet privately with the Audit Committee. The Audit Committee reviewed and discussed with ConAgra Foods' management and Deloitte & Touche the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 26, 2002.

         The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under the Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the independent auditors their written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees). The Committee also considered whether the provision of non-audit services provided by Deloitte & Touche to the Company during fiscal 2002 was compatible with the auditors' independence.

         Based on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended May 26, 2002 for filing with the Securities and Exchange Commission.


                       ConAgra Foods, Inc. Audit Committee
                            Robert A. Krane, Chairman
                                  Mogens C. Bay
                               Kenneth E. Stinson

                          COMPARATIVE STOCK PERFORMANCE

    The comparative stock performance graphs shown below compare the yearly change in cumulative value of ConAgra Foods, Inc.'s Common Stock with certain Index values for both five- and ten-year periods ended May 2002. Both graphs set the beginning value of ConAgra Foods, Inc. Common Stock and the Indices at $100. All calculations assume reinvestment of dividends. The performance graphs compare ConAgra Foods, Inc. with the Standard and Poor's (S&P) 500 Stock Index, the S&P Food Group Index and the S&P Packaged Foods Index. S&P discontinued the S&P Food Group Index in 2002, and the Company has selected the S&P Packaged Foods Index as the replacement index for the performance graphs. All Index values are weighted by capitalization of companies included in the group.

                                     FIVE YEAR COMPARISON

                         Starting
                         Basis 1997            1998            1999            2000            2001           2002
------------------------------------------------------------------------------------------------------------------------
ConAgra Foods            $100.00               $98.70          $90.11          $82.62          $77.80         $95.48
S&P 500                  $100.00               $130.67         $158.15         $174.71         $156.28        $134.65
S&P Foods                $100.00               $135.34         $119.51         $108.38         $124.91
S&P Packaged Foods       $100.00               $132.96         $115.13         $101.76         $114.26        $128.84


                                      TEN YEAR COMPARISON

                    Starting
                    Basis 1992   1993      1994     1995     1996     1997     1998     1999     2000     2001     2002
-------------------------------------------------------------------------------------------------------------------------
ConAgra Foods       $100.00      $99.16    $116.47  $138.64  $181.02  $261.88  $258.48  $235.99  $216.38  $203.74  $250.03
S&P 500             $100.00      $111.59   $116.31  $139.75  $179.46  $232.22  $303.45  $367.26  $405.72  $362.91  $312.69
S&P Foods           $100.00      $104.86   $104.17  $131.38  $154.80  $204.24  $276.42  $244.08  $221.36  $255.12
S&P Packaged Foods  $100.00      $102.55   $99.29   $122.06  $140.56  $181.81  $241.74  $209.32  $185.02  $207.74  $234.25



* As indicated in the above charts, during fiscal 2002, the cumulative value of ConAgra Foods stock increased 23%, assuming reinvestment of dividends, while the S&P 500 Index decreased 14%, and the S&P Packaged Foods Index increased 13%.

           ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                  The firm of Deloitte & Touche has been appointed by the Board of Directors to conduct the fiscal 2003 audit of the Company's financial statements. The same firm conducted the fiscal 2001 and 2002 audits. Fees billed by Deloitte & Touche to the Company for services during the fiscal year ended May 26, 2002 were:

    Audit Fees. Deloitte & Touche billed the Company an aggregate of $3,380,000 for professional services rendered in connection with the audit of the Company's fiscal 2002 annual financial statements and Deloitte & Touche's review of the Company's quarterly financial statements during fiscal 2002.

     Financial Information Systems Design and Implementation Fees. Deloitte & Touche did not perform any information technology services for the Company during fiscal 2002.

    All Other Fees. Deloitte & Touche billed the Company an aggregate of $4,070,000 for all other services during fiscal 2002, including audit related services of $951,000 and non-audit services of $3,119,000.

    The Board of Directors requests that stockholders ratify the appointment of Deloitte & Touche as independent auditors to conduct the 2003 audit of the Company's financial statements. Representatives from Deloitte & Touche will be present at the Annual Stockholders' Meeting. The representatives will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.


                        FISCAL 2003 STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented in the 2003 Annual Meeting proxy statement must be received by the Company no later than April 26, 2003.

    The Company's Bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an Annual Stockholders' Meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice for the 2003 annual meeting must be received by the Company at One ConAgra Drive, Omaha, NE 68102-5001, not less than 90 nor more than 120 days prior to the first anniversary of the 2002 annual meeting. However, if the date of the 2003 annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such notice must be received by the Company not later than the 90th day prior to such meeting day or the tenth day following public announcement of such meeting date.

    The Bylaws specify the information which must accompany any such stockholder notice. Any stockholder may obtain details on the provisions of the Bylaws from the Corporate Secretary of the Company.


                            CERTAIN LEGAL PROCEEDINGS

    The Company is currently a party to a class action lawsuit and two stockholder derivative lawsuits. The Annual Report on Form 10-K for the year ended May 26, 2002 provides more information with respect to these legal proceedings.

    The purported class action lawsuit, filed on August 10, 2001 in United States District Court for Nebraska against the Company and certain of its executive officers, alleged violations of the federal securities laws in connection with the events resulting in the Company's June 2001 restatement of its financial statements. On July 23, 2002 the federal district court granted the defendants' motion to dismiss the lawsuit and entered judgment in favor of the Company and the executive officers.

    Derivative actions were filed by three shareholder plaintiffs, purportedly on behalf of the Company, on September 26, 2001 in the Court of Chancery for the State of Delaware in New Castle County, Case No. 19130NC, and on October 9, 2001 in the United States District Court for the District of Nebraska, Case No. 401CV3255. The complaints allege that the defendants, directors of the Company during the relevant times, breached fiduciary duties in connection with events resulting in the Company's June 2001 restatement of its financial statements. The action seeks, inter alia, recovery to the Company, which is named as a nominal defendant in the action, of damages allegedly sustained by the Company and a direction to the defendants to establish programs to prevent wrongful and illegal practices. The directors named as defendants in the action intend to vigorously defend the allegations and believe the action is without merit.


                                  OTHER MATTERS

    Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting of Stockholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                           This is Your ConAgra Foods
                                   PROXY CARD
                      Please vote and sign on reverse side
           This proxy is solicited by your Board of Directors for the
                 September 26, 2002 Annual Stockholders Meeting

     The undersigned stockholder appoints each of B. Rohde and C. Reichardt attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of ConAgra Foods, Inc., that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

     Voting by mail. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.

                  (This proxy is continued on the reverse side)

          There are three ways to vote your Proxy.

          Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 25, 2002.

          VOTE BY PHONE:  1-800-690-6903
          1.  Read the accompanying Proxy Statement and this proxy card.
          2.  Call toll free 1-800-690-6903.
          3.  Enter your 12-digit Control Number, shown below.
          4.  Follow the simple recorded instructions.

          VOTE BY INTERNET:  WWW.PROXYVOTE.COM
          1.  Read the accompanying Proxy Statement and this proxy card.
          2.  Go to website www.proxyvote.com.
          3.  Enter your 12-digit Control Number, shown below.
          4.  Follow the simple instructions.

          VOTE BY MAIL
          1.  Read the accompanying Proxy Statement and this proxy card.
          2.  Mark, sign and date your proxy card.
          3.  Return it in the enclosed postage-paid envelope.

          If you vote by Phone or Internet, please do not mail your Proxy Card.



The Board of Directors recommends a vote FOR Items 1 and 2.


Item 1. Elect Directors - Nominees: Howard G. Buffett, John T. Chain, Jr., Ronald W. Roskens, Kenneth E. Stinson

For        Withhold      For All     To withhold authority to vote, mark "For
All           All        Except      All Except" and write nominee's name
[  ]         [  ]         [  ]       on the line below.

                                     ----------------------------------


Item 2. Ratify the appointment of Independent Auditors

For         Against      Abstain
[  ]         [  ]          [  ]

Please mark your votes as indicated in this example  [ X ]


     This proxy will be voted as directed, or if no direction is indicated, will be voted as recommended by the Board of Directors. This proxy is solicited on behalf of the Board of Directors.

                                ---------------------------------------------
                                Signature

                                ---------------------------------------------
                                Signature (Joint Owners)

                                ---------------------------------------------
                                Date

     NOTE: Please sign as name appears here. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title.